Exhibit 99.1

EJF Acquisition Corp. Announces Separate Trading of its

Class A Ordinary Shares and Warrants, Commencing April 19, 2021

ARLINGTON, VIRGINIA, April 16, 2021 — EJF Acquisition Corp. (Nasdaq: EJFAU) today announced that, commencing April 19, 2021, holders of its units (the “Units”) sold in its initial public offering of 28,750,000 Units may elect to separately trade the Class A ordinary shares and warrants included in the Units.

The Units not separated will continue to trade on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “EJFAU.” The Class A ordinary shares and warrants that are separated will trade on Nasdaq under the symbols “EJFA” and “EJFAW,” respectively.

Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the company’s transfer agent, to separate the Units into Class A ordinary shares and warrants. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

EJF Acquisition Corp. is a newly organized blank-check Cayman Islands exempted company formed by Wilson Boulevard LLC, for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or assets.

This press release will not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering of these securities was made only by means of a prospectus. Copies of the prospectus may be obtained for free by visiting EDGAR on the Securities and Exchange Commission’s (“SEC”) website at www.sec.gov. Alternatively, copies of the prospectus may be obtained from UBS Securities LLC, Attn: Prospectus Department, 1285 Avenue of the Americas, New York, New York 10019, telephone: (888) 827-7275 or email: ol-prospectusrequest@ubs.com and Barclays Capital Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (888) 603-5847 or email: Barclaysprospectus@broadridge.com.

Cautionary Note Concerning Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the company, including those set forth in the Risk Factors section of the company’s registration statement on Form S-1 and prospectus filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Gasthalter & Co.

Jonathan Gasthalter/Kevin FitzGerald

(212) 257-4170